Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Embarq Corporation
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2008, with respect to the consolidated balance sheets of Embarq Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting as December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Embarq Corporation and to the references to our firm under the headings, “Selected Historical Financial Data of Embarq” and “Experts” in the joint proxy statement-prospectus, which is part of this Registration Statement.
Our report on the consolidated financial statements and related financial statement schedule refers to the adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, as of December 31, 2005, SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Statement No. 87, 88, 106, and 132 (R), as of December 31, 2006 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, as of January 1, 2007.

/s/ KPMG LLP

Kansas City, Missouri
November 18, 2008